Exhibit 10.2

PROMISSORY NOTE

THE SECURITIES REPRESENTED BY THIS PROMISSORY NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR APPLICABLE STATE SECURITIES LAWS, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THERE IS AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Westminster, California

Principal Amount: $1,250,000	Issuance Date: December 17, 2018

FOR VALUE RECEIVED, CLYRA MEDICAL TECHNOLOGIES, INC., a organized California corporation number 0820380 (“Issuer”), promises to pay to the order of Scion Solutions, LLC (hereafter, together with any subsequent holder hereof, called “Holder”), at its address, or at such other place as Holder may direct, the “Amount” noted above (the “Loan Amount”), payable on June 17, 2020 (the “Maturity Date”). This note is duly authorized issue of the Issuer, purchased by the initial Holder and accepted by the Issuer on the “Issuance Date” noted above (the “Issuance Date”) (referred to herein as the “Note”).

This Note is entered into in connection with a Stock Purchase Agreement and Plan of Reorganization of even date hereof (the “Stock Purchase Agreement”), pursuant to which Holder sold, transferred and assigned to Issuer all or substantially all of its assets in exchange for certain consideration including this Note.

Interest will accrue on the unpaid principal at the rate of five percent (5%) per annum. In the event that the Note, including all accrued interest, has not been paid in full by the Maturity Date and so long as an Event of Default (as defined in Section 5 below) has not occurred, the Maturity Date will automatically extend an additional twelve (12) months. In the event that the Note, including all accrued interest, has not been paid in full by the end of the additional twelve-month period and so long as an Event of Default (as defined in Section 5 below) has not occurred, the Maturity Date will automatically extend for additional twelve (12) month periods, consecutively, until the Note and accrued interest have been paid in full.

Payments of both principal and interest are to be made in immediately available funds in lawful money of the United States of America as set forth below.

     The Note is subject to the following additional provisions:

1.     Principal and Interest Payments. Accrual of interest shall commence as of the Issuance Date. Issuer shall make periodic payments to Holder in amounts equal to twenty-five percent (25%) of all amounts that Issuer receives from the sale of capital stock of Issuer to third parties. Such periodic payments shall be made no later than ten (10) days after Issuer receives such amounts from any third parties; provided, however, that the first of such payments shall not be made until after the close of escrow for the funds dedicated to the acquisition of Holder by Issuer. Such periodic payments shall be applied first to accrued but unpaid interest and then to outstanding principal.

2.     Maturity Date Extensions. In the event that the Maturity Date is automatically extended for an additional twelve-month extension after the initial eighteen-month period, or there are subsequent twelve-month extensions of the Maturity Date, as prescribed above, Issuer shall make a payment to Holder at the close of any such additional twelve-month period equal to the greater of:

a.	Twenty-five percent (25%) of all amounts that Issuer received during such twelve-month period from the sale of its capital stock to third parties; and

b.	Five percent (5%) of Issuer’s gross revenue received during such twelve-month period.

Such payments shall be applied first to accrued but unpaid interest and then to outstanding principal.

3.     Prepayment. Issuer may prepay any amount owed under this Note in whole or in part.

4.    Transfer. This Note has been issued subject to investment representations of the original Holder hereof and may be transferred or exchanged only in compliance with the Securities Act and applicable state securities laws. Prior to the due presentment for such transfer of this Note, the Issuer and any agent of the Issuer may treat the person in whose name this Note is duly registered on the records of the Issuer as the owner hereof for the purpose of receiving payment as herein provided and all other purposes, whether or not this Note is overdue, and neither the Issuer nor any such agent shall be affected by notice to the contrary. The transferee shall be bound, as the original Holder by the same representations and terms described herein.

5.      Events of Default. Each of the following occurrences is hereby defined as an “Event of Default”:

a.     Nonpayment. The Issuer shall fail to make any payment of principal, interest, or other amounts payable hereunder when and as due, and at least ten (10) days have elapsed since Holder has demanded such payment without cure by the Issuer; or

b.     Dissolutions, etc. The Issuer or any subsidiary shall fail to comply with any provision concerning its existence or any prohibition against dissolution, liquidation, merger, consolidation or sale of assets; or

c.     Noncompliance with this Agreement. The Issuer shall fail to comply in any material respect with any provision hereof, which failure does not otherwise constitute an Event of Default, and such failure shall continue for ten (10) days after the occurrence of such failure; or

d.    Bankruptcy. Any bankruptcy, insolvency, reorganization, arrangement, readjustment, liquidation, dissolution, or similar proceeding, domestic or foreign, is instituted by or against the Issuer or any of its subsidiaries, or the Issuer or any of its subsidiaries shall take any step toward, or to authorize, such a proceeding; or

e.     Insolvency. The Issuer shall make a general assignment for the benefit of its creditors, shall enter into any composition or similar agreement, or shall suspend the transaction of all or a substantial portion of its usual business.

6.      Holder’s Election upon Default. Upon the occurrence of any Event of Default (without the need for any party to give any notice or take any other action), this Note (and all interest through such date) shall be immediately due and payable. It is agreed that in the event of such action, such Holder shall be entitled to receive all reasonable fees, costs and expenses incurred, including without limitation such reasonable fees and expenses of attorneys. The parties acknowledge that a change in control of the Issuer shall not be deemed to be an Event of Default as set forth herein.

7.     Invalid or Unenforceable Provisions. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed by an officer thereunto duly authorized.

CLYRA MEDICAL TECHNOLOGIES, INC.

By	/s/Steven V. Harrison
Name: Steven V. Harrison, President

Original Holder: Scion Solutions, LLC

Issuance Date: December 17, 2018

Original Principal Amount: $1,250,000